Exhibit 99.5

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TESLA, INC.,

CAMBRIA ACQUISITION CORP.,

and

MAXWELL TECHNOLOGIES, INC.,

dated as of

February 3, 2019

A-i

A-ii

Annex A	Certain Definitions

Annex B	Form of Tender and Support Agreement

Annex C	Conditions to the Offer

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February, 3 2019, is by and among Tesla, Inc., a Delaware corporation (“Parent”), Cambria Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Purchaser”), and Maxwell Technologies, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of common stock, $0.10 par value per share, of the Company (the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, the Parties wish to effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain Persons are entering into Tender and Support Agreements with Parent and Purchaser, the form of which is attached as Annex B (collectively, the “Tender and Support Agreements”);

WHEREAS, in connection with the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Converted Shares or shares of Company Common Stock validly tendered and not validly withdrawn in accordance with the terms of the Offer) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Offer and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger and the issuance of shares of Parent Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Purchaser, and the sole stockholder of Purchaser, have (i) approved the execution and delivery by each of Parent and Purchaser of this Agreement, the performance by each of Parent and Purchaser of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (ii) determined that this Agreement and the Transactions, including the Offer and the Merger and the issuance of Parent Common Stock in the Offer and the Merger, are advisable and fair to, and in the best interests of, Parent and Purchaser and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE OFFER

Section 1.1. The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Article IX and that the Company shall have complied with its obligations under Section 1.2, as promptly as practicable after the date hereof (but in no event more than five (5) business days following the date on which Parent files its Annual Report on Form 10-K for the fiscal year ending December 31, 2018), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to acquire the Company Common Stock for the Offer Consideration. In the Offer, each share of Company Common Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be cancelled in exchange for the right to receive a fractional share of Parent Common Stock determined by multiplying each share of Company Common Stock by such fractional share of Parent Common Stock, determined as follows (the “Offer Consideration”) and is subject to adjustment pursuant to Section 1.1(e):

(i) if the Parent Trading Price is greater than the Floor Price, each share of Company Common Stock accepted by Purchaser shall receive a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) $4.75 by (B) the Parent Trading Price, rounded to 4 decimal places; and

(ii) if the Parent Trading Price is equal to or less than $245.90 (the “Floor Price”), each share of Company Common Stock accepted by Purchaser shall receive a number of shares of Parent Common Stock equal to 0.0193.

For purposes of this Agreement, the term “Applicable Parent Trading Price” shall mean, if clause (i) above was used to set the Offer Consideration, the Parent Trading Price, and if clause (ii) above was used to set the Offer Consideration, the Floor Price.

(b) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Company Common Stock pursuant to the Exchange Act and contains the terms and conditions set forth in this Agreement (including Annex C). Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Annex C). The obligation of Purchaser to accept for exchange (and the obligation of Parent to cause Purchaser to accept for exchange) shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:

(i) the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, upon the consummation of the Offer, together with the shares of Company Common Stock then owned by Parent and Purchaser (if any) (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), would represent at least a majority of the then-outstanding shares of Company Common Stock (the “Minimum Condition”); and

(ii) the other conditions set forth in Annex C.

(c) Other Terms of the Offer. Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company (which may be granted or withheld in its sole discretion), Purchaser may not (and Parent shall not permit Purchaser to) (i) amend, modify or waive the Minimum Condition, or waive any of the conditions set forth in clauses (B), (C), (D) or (E) of Annex C or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the consideration to be paid in the Offer or the number of shares of Company Common Stock sought in the Offer, (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 1.1(f), (D) imposes conditions to the Offer other than those set forth in Annex C, (E) amends or modifies (for the avoidance of doubt, waivers shall be governed by clause (i) above) any of the conditions set forth in Annex C or (F) amends or modifies any other term of or condition to the Offer in any manner that is materially adverse to the holders of Company Common Stock in their capacities as such.

(d) Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock validly tendered in the Offer (and not validly withdrawn) by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Applicable Parent Trading Price, rounded to the nearest cent.

(e) Adjustments to Offer Consideration. The Offer Consideration (including, without limitation, the Floor Price) shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Acceptance Time. Nothing in this Section 1.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, eastern standard time, on the date that is the twentieth (20th) business day (for this purpose calculated in accordance with Section 14d-1(g) (3) and Rule 14e-1(a) promulgated under the Exchange Act) after the Offer Date. In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 1.1(f)(i) or anything to the contrary set forth in this Agreement, unless Parent receives the prior written consent of the Company (which may be granted or withheld in its sole discretion) to not take any of the following actions:

(A) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NASDAQ, in any such case, which is applicable to the Offer or the Merger, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer, the Offer Documents or the Form S-4;

(B) if as of any then-scheduled expiration of the Offer any of the conditions to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (if such conditions would be satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or validly waived, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) business days each (or for such longer or shorter period as may be agreed by Parent and the Company) in order to permit the satisfaction or valid waiver of such conditions to the Offer; and

(C) if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (if such conditions would be satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or validly waived and the Minimum Condition has not been satisfied, Purchaser may, and, at the request in writing of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive extension periods of up to ten (10) business days each (with the length of each such period being determined in good faith by Parent) (or for such longer period or shorter as may be agreed by Parent and the Company); provided that in no event shall Purchaser or Parent be required to extend the expiration of the Offer for more than forty (40) business days in the aggregate for any extensions specifically provided by this Section 1.1(f)(ii)(C);

provided, however, that, notwithstanding anything to the contrary in this Agreement, (x) any such extension pursuant to this Section 1.1(f)(ii) shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX; and (y) Purchaser shall not be required (and Parent shall not be required to cause Purchaser) to extend the Offer beyond the Outside Date.

(iii) Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of Section 1.1(f)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

(g) Payment for Company Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(f)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the shares of Parent Common Stock and funds for the Fractional Share Consideration necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any shares of Company Common Stock if, as a result, Purchaser would acquire less than the shares of Company Common Stock necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid promptly following the Acceptance Time net to the holder thereof in shares of Parent Common Stock and cash for the Fractional Share Consideration, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.

(h) Schedule TO; Offer Documents; Form S-4.

(i) As soon as practicable on the Offer Date, Parent and Purchaser shall:

(A) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(B) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D) subject to the Company’s compliance with Section 1.2, cause the Offer Documents to be disseminated to holders of Company Common Stock as and to the extent required by the Exchange Act.

(ii) Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) The Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board of Directors set forth in Section 1.2(a) that relate to the Offer, unless the Company Board of Directors has made a Change of Recommendation in accordance with Section 6.3 hereof. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries that is required by applicable Law to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(h). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Law. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents or the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law, or by the SEC or its staff or the NASDAQ. Parent shall cause the Form S-4 to comply as to form in all material respects with requirements of applicable Law. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications (and shall provide a summary of all substantive oral comments or material communications) that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any substantive discussions with the SEC or its staff regarding any such comments. Each of Parent and Purchaser shall use reasonable best efforts to as promptly as practicable respond to any comments of the SEC or its staff regarding the Offer Documents. To the extent required by the applicable Law, (i) each of Parent, Purchaser and the Company shall use reasonable best efforts to correct promptly any information provided by it for use in the Form S-4 or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (ii) Parent and Purchaser shall take all steps necessary to promptly cause the Form S-4 and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Common Stock. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.2. Company Actions.

(a) The Company hereby approves and consents to the Offer and, unless the Company Board of Directors has made a Change of Recommendation in accordance with Section 6.3 hereof, to the inclusion of the Company Board Recommendation in the Offer Documents and the Form S-4.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Common Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply in all material respects with requirements of applicable Law. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock (to the extent required by applicable Law) together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22 and any information that may be required to be provided to holders of shares of Company Common Stock by the DGCL. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications (and shall provide a summary of all substantive oral comments or material communications) that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. The Company shall use reasonable best efforts to as promptly as practicable respond to any comments of the SEC or its staff regarding the Schedule 14D-9. Unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3, the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22.

(c) Company Information. In connection with the Offer and the Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including lists of Company Stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their Representatives may reasonably request in order to communicate the Offer and the Merger to the holders of Company Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser (and their respective agents) shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information solely in connection with the Offer and the Merger and (iii) upon any termination of the Agreement in accordance with Article IX, as promptly as reasonably practicable return to the Company or destroy all copies of such information then in their possession or control.

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

Section 2.2. The Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Pacific Standard Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto,

California 94304 as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL.

Section 2.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4. Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “Maxwell Technologies, Inc.”

Section 2.5. Officers and Directors of the Surviving Company. Unless otherwise determined by Parent, the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Company. Unless otherwise determined by Parent, the directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

Section 2.6. Tax Treatment.

(a) Parent, the Company and Purchaser intend that the Offer and Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Except as specifically set forth in this Agreement or as otherwise required by applicable Law, no Party hereto shall take any action that would reasonably be expected to cause the Offer and Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and no Party shall take any Tax reporting position inconsistent with the treatment of the Offer and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless required to do so by applicable Law.

(c) The Company shall use commercially reasonable efforts to cause DLA Piper LLP (US) (“DLA”) to deliver to the Company, and Parent shall use commercially reasonable efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) to deliver to Parent, any opinions relating to the Tax treatment of the Offer and Merger that are required in connection with the Form S-4. In connection with such opinions, upon the request of DLA and/or WSGR, officers of each of the Company and Parent shall use commercially reasonable efforts to deliver to DLA and WSGR, as applicable, certificates, dated as of the necessary date, signed by such officer of the Company or Parent, as applicable, containing customary representations in connection with such opinions.

(d) Neither the Parent, the Company nor the Purchaser (i) has any knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent the Offer and Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) shall take any action to prevent or impede the Offer and Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1. Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to Section 1.1(a) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Converted Shares) shall be automatically converted into the right to receive the Offer Consideration (the “Merger Consideration”), subject to the provisions of this Article III. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, including the right to receive, pursuant to Section 3.5, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(f).

(b) Certain Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Purchaser) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) equal to the product of (i) (x) the number of shares of Company Common Stock held by such Subsidiary immediately prior to the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Surviving Company Stock outstanding immediately after the consummation of the Merger.

(c) Treatment of Purchaser Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2. Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the aggregate amount of shares of Parent Common Stock issuable pursuant to Section 3.1(a) in book-entry form to pay for the Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event that the Exchange Fund shall be insufficient to pay the aggregate amount of Merger Consideration or Fractional Share Consideration, Parent shall promptly deposit additional Parent Common Stock or funds, as applicable, with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 3.5, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America as reasonably directed by Parent. To the extent that there are any losses with respect to any investments of the cash included in the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Section 3.2(a), Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this this Section 3.2(a).

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail within two (2) business days after the Effective Time to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as are customarily contained in such letters of transmittal and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company

Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, but in any event no later than two (2) business days, the Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, including any Fractional Share Consideration and any amounts that such holder has the right to receive in respect of dividends or other distributions, as contemplated by this Article III, except as otherwise provided in Section 3.3. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Company, Purchaser, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any

Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). The value of the indemnity bond shall be reasonably calculated by the Exchange Agent, based on the value of lost, stolen or destroyed Certificates.

(f) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.3. Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Option that is outstanding, unexercised and unexpired as of immediately prior to the Effective Time (other than a Company Option covered by Section 3.3(c)), without any action on the part of Parent, the Company or the holder thereof, shall be assumed by Parent and converted into and become an option to acquire Parent Common Stock (each, an “Adjusted Option”), on the same terms and conditions as were applicable under the Company Option as of immediately prior to the Effective Time, except that: (x) the number of shares of Parent Common Stock subject to the Adjusted Option as of the Effective Time will be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, by the Offer Consideration, with any fractional shares in the resulting product rounded down to the nearest whole share, and (y) the per share exercise price for each Parent Common Stock that may be acquired upon exercise of the Adjusted Option as of the Effective Time will be determined by dividing the per share exercise price of the Company Option as in effect immediately prior to the Effective Time, by the Offer Consideration, with any fractional cent in the resulting quotient rounded up to the nearest whole cent. Each Adjusted Option otherwise shall be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(b) At the Effective Time, each Company RSU (other than any Company RSU covered by Section 3.3(c)) that is outstanding immediately prior to the Effective Time, without any action on the part of Parent, the Company or the holder thereof, shall be assumed by Parent and converted automatically into and become a restricted stock unit covering shares of Parent Common Stock (each, an “Adjusted RSU”), on the same terms and conditions as were applicable under the Company RSU as of immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to the Adjusted RSU as of the Effective Time will be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Company RSU immediately prior to the Effective Time, by the Offer Consideration, with any fractional shares in the resulting product rounded down to the nearest whole share. Each Adjusted RSU otherwise shall be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(c) Each Former Service Provider Award shall not be treated in the manner set forth in Section 3.3(a) through (b), and instead, at the Effective Time, without any action on the part of Parent, the Company or the holder thereof, shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock determined as: (i) (A) the number of shares of Company Common Stock subject to the Former Service Provider Award immediately prior to the Effective Time, multiplied by (B) the Offer Consideration, minus (ii) (A) the aggregate exercise or purchase price for all shares of Company Common Stock subject to such Former Service Provider Award divided by (B) the Parent Trading Price, with any resulting fractional share rounded down to the nearest whole share. For the avoidance of doubt (x) if the resulting difference between clause (i) minus clause (ii) in the immediately preceding sentence is less than or equal to zero, then the Former Service Provider Award will be terminated as of the Effective Time without any consideration therefor and (y) each Company Equity Award held by a former service provider of the Company or Company Subsidiary as of immediately prior to the Effective Time that does not constitute a Former Service Provider Award will be terminated as of the Effective Time without any consideration therefor.

(d) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase his or her contributions or payroll deductions under the Company ESPP after the date hereof; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date as specified by the Company Board of Directors or its designated committee.

(e) Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.3.

(f) Parent shall file with the SEC, no later than five (5) business days after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding.

Section 3.4. Withholding. Each of the Company, Parent, Purchaser, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. Any such withholding may be effected by reduction in the number of shares of Parent Common Stock deliverable pursuant to this Agreement, with each share of Parent Common Stock valued for this purpose at the Parent Trading Price. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.5. Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent

Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Applicable Parent Trading Price, rounded down to the nearest cent.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K on March 1, 2017 or any other Company SEC Documents filed or furnished by the Company with the SEC on or after March 1, 2017 and publicly available at least two (2) business days prior to the date hereof (including any exhibits and other information referenced therein which are publically available on EDGAR, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Purchaser as set forth below.

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 4.1(c) of the Company

Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity, economic or other interest (other than investments through a mutual fund or similar entity if the Company or such Company Subsidiary does not exercise control over the management or policies of such fund or entity or other passive money management activities), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, par value $0.10 per share (“Company Common Stock”). As of January 31, 2019 (the “Company Capitalization Date”), (i) (A) 46,008,549 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Common Stock were held in the Company’s treasury, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) Company Options covering 356,117 shares of Company Common Stock were outstanding, and (E) Company RSUs covering 3,887,884 shares of Company Common Stock were outstanding; (ii) 7,262,356 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; and (iii) an aggregate of 458,241 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP. The Company has a sufficient number of shares reserved for the potential issuance of Company Common Stock upon conversion of the Convertible Senior Notes. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights. No shares of Company Common Stock are subject to rights of repurchase in favor of the Company or other similar vesting conditions.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c) Except as set forth in Section 4.2(a) and Section 4.2(b) and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of,

(2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Except for the Convertible Senior Notes, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

Section 4.3. Corporate Authority.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the execution and delivery of this Agreement and the Tender and Support Agreements and the consummation of the Transactions and the transactions contemplated by the Tender and Support Agreements have been duly and validly authorized by the Company Board of Directors (including any committees thereof) and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Tender and Support Agreements, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer and (v) approved the execution and delivery of the Tender and Support Agreements by the Company Stockholders party thereto. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such recession or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b) Assuming the satisfaction of the Minimum Condition and assuming the accuracy of Parent’s representations and warranties in Section 5.14, no vote, consent or approval of the holders of Company Common Stock or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger under applicable Law or the Company Governing Documents.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.5. SEC Reports and Financial Statements.

(a) Since January 1, 2016 (the “Lookback Date”), the Company has filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NASDAQ, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof through the Closing, will contain) any untrue statement of a material fact or omitted (or, with respect to Company SEC Documents filed after the date hereof through the Closing, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the Lookback Date, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company, any Company Subsidiary nor any of their executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since the Lookback Date has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and which includes policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since the Lookback Date, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Lookback Date, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2018 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since September 30, 2018 (other than any liability for any breaches of Contracts), (c) as expressly required by this Agreement and (d) for liabilities which have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section  4.8. Absence of Certain Changes or Events.

(a) From September 30, 2018 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From October 1, 2018 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 6.1(a).

Section 4.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since the Lookback Date in compliance with and are not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) The Company and the Company Subsidiaries are and since the Lookback Date have been in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) The Company and the Company Subsidiaries have in the past five (5) years been, and are currently in compliance with all applicable Anti-Corruption Laws. Neither the Company, nor any of its directors, officers, employees, agents or other Person acting on behalf of the Company has, directly or indirectly: (a) taken any action which would cause the Company to be in violation of the Anti-Corruption Laws; (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) made, promised, offered or authorized any unlawful payment to foreign or domestic official or employee or other person acting in an official capacity on behalf of a Governmental Entity or to any political party or candidate for political office, or to any employee, official, or representative of a public international organization; or (d), whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, nor any of its directors or officers nor to the Company’s Knowledge, any of its employees, agents or other Person, acting on behalf of the Company, is aware of any: (a) allegation, whistleblower complaint, investigation (whether internal or external, past or present) or contact with any government or regulatory body related to the Company’s compliance with the Anti-Corruption Laws or (b) other fact or circumstance that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under Anti-Corruption Laws.

(d) In the past five (5) years, neither the Company nor any Company Subsidiary has (i) been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws or (ii) received any allegation, whistleblower complaint, or conducted any investigation regarding noncompliance with the Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls (including accounting, purchasing and billing systems) and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e) The Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since the Lookback Date, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f) Except as has not been and would not reasonably be expected to be, individually, or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws, (ii) the Company and the Company Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since the Lookback Date and (iii) except pursuant to valid licenses, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(g) Except as has not been and would not reasonably be expected to be, individually, or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since the Lookback Date, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except, solely with respect to any such actions arising after the date hereof, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, since the Lookback Date, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since the Lookback Date, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except, solely with respect to any such notices received or voluntary disclosures made after the date hereof, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(h) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ.

Section 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. Each offer letter for “at-will” employment shall not be deemed a material Company Benefit Plan provided that such offer letter: (x) contains no severance or other arrangements or obligations that would cause the offer letter to constitute a material Company Benefit Plan, other than provisions for base salary or wages and cash bonus or other cash incentive opportunity, in each case, that may be modified by the Company at any time and from time to time in its sole discretion and (y) may be terminated at any time without any liability of the Company, other than payment of any accrued and unpaid base salary or wages. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control compensation, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may reasonably be expected to have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, and all written summaries with respect to any such unwritten Company Benefit Plan, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity within the past six years, and (v) all material related agreements, insurance contracts, and other material agreements which implement each such Company Benefit Plan. No employee of the Company, Company Subsidiaries, or their respective ERISA Affiliates set forth on Section 4.10(a) of the Company Disclosure Letter (the “Specified Employees”), to the Company’s Knowledge, has communicated his or her intention to terminate, or provided notice of termination of, his or her employment with the Company, Company Subsidiaries, or their respective ERISA Affiliates, as applicable.

(b) Each Company Benefit Plan has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder, in all material respects. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards in all material respects. As of the date hereof, there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to result in a material liability.

(c) None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any material Controlled Group Liability that has not been satisfied in full.

(d) None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any (i) Multiemployer Plan, (ii) “multiple employer plan” as defined in ERISA or the Code, (iii) “funded welfare plan” within the meaning of Section 419 of the Code; or (iv) Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law and (ii) cash severance arrangements that have previously been made available to Parent and are set forth on Section 4.10(g) of the Company Disclosure Letter.

(f) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and, to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g) Except as set forth in Section 4.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee, or consultant of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase or decrease any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, (v) increase the cost to the Company or any Company Subsidiary or impose a loss to any employee of the Company or a Company Subsidiary under any Company Benefit Plan (including as a result of the termination of any 401(k) Plans or other Company Benefit Plans prior to the Closing or in connection with the Transactions, excluding regular administrative costs reasonably expected to be incurred in the ordinary course of business as a result of the termination of any Company Benefit Plan following the Closing), or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Each Company Benefit Plan, if any, which is maintained for the benefit of any current or former employees, directors or consultants of the Company or Company Subsidiaries or any of their ERISA Affiliates outside of the United States (i) has been operated in conformance in all material respects with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment in all material respects, and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(j) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole if the allegations contained therein were true, there are no pending or, to the Knowledge of the Company, threatened claims or demands from or related to any employee, consultant, or independent contractor of the Company or any Company Subsidiary, whether such claim or demand has been made internally, through counsel, or before any Governmental Entity.

Section 4.12. Tax Matters.

(a) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all income, franchise and other material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(b) The Company and the Company Subsidiaries have timely paid all material Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect a reserve in accordance with GAAP for all material Taxes accrued but not yet paid by the Company or any Company Subsidiary as of the date thereof;

(c) The Company and the Company Subsidiaries have timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Tax authority) and have otherwise complied in all material respects with applicable Law relating to the payment, withholding or collection of Taxes (including information reporting requirements);

(d) There is no claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary;

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the collection or assessment of any material Taxes;

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(g) None of the Company or any Company Subsidiary is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise;

(h) There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(i) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, and neither the Company nor any Company Subsidiary is subject to material Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that other country;

(j) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes;

(k) The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to the Company or any Company Subsidiary are arm’s length prices for purposes of the applicable laws, including Treasury Regulations promulgated under Section 482 of the Code; and

(l) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 4.13. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees, properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity, except (i) as have not been, and would not reasonably be expected to be, individually or in the aggregate material to the Company and the Company Subsidiaries, taken as a whole, and (ii) as would not materially delay or impair the ability of Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement.

Section 4.14. Intellectual Property.

(a) Company Intellectual Property.

(i) Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all of the Registered Intellectual Property that, as of the date hereof is owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any Company Subsidiary, whether wholly or jointly owned by the Company or any Company Subsidiary (the “Company Registered Intellectual Property”), including any Registered Intellectual Property that has expired or lapsed or has been abandoned or cancelled by the Company or any Company Subsidiary.

(ii) Section 4.14(a) of the Company Disclosure Letter further lists for each item of Company Registered Intellectual Property listed therein: (A) the application or issuance number and title of such item and the jurisdiction in which each has been filed or applied for; (B) whether such item is currently subject to an application or has been issued; (C) any proceedings or actions before any court, tribunal (including the United Stated Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto (other than regular proceeding associated with the prosecution of an application for Company Registered Intellectual Property); (D) the registered owner of such Company Registered Intellectual Property and whether it is co-owned with another Person, and if so, the name of such Person; and (E) any action known to the Company as of the date hereof that must be taken within ninety (90) days following the date hereof (including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of the PTO or any equivalent authority anywhere in the world, documents, applications or certificates) for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Company Registered Intellectual Property.

(iii) Each item of Company Registered Intellectual Property listed in Section 4.14(a) of the Company Disclosure Letter is, as of the date hereof, in compliance with all formal legal requirements with respect to such registration (including payment of filing, examination and maintenance fees, and proofs of use, and recordations of assignments) and, to the extent issued, is subsisting. The Company has not knowingly taken or knowingly failed to take any action (including failure to disclose any information) that would materially limit the validity, scope or enforceability, as applicable, of any Patents or Patent Applications that are (or would be but for such action or failure to take action) Company Registered Intellectual Property, and to the Company’s Knowledge has prosecuted all such Company Registered Intellectual Property in accordance with all applicable rules and requirements, including disclosure of all pertinent and applicable information. All necessary documents and certificates currently due for filing as of the date hereof in connection with such Company Registered Intellectual Property have to the Company’s Knowledge been filed with the relevant patent, copyright, or trademark office or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. None of the Company Registered Intellectual Property currently claims “small entity status” in the application for or registration of such Company Registered Intellectual Property. The Company has not abandoned or allowed to lapse any Patents or Patent Applications that claims or covers (or would, but for such abandonment or lapse) any aspect or feature of the Company Dry Electrode Technology except to the extent that such aspect or feature is adequately covered by other Patents or Patent Applications, as determined within the Company’s reasonable discretion. The Company solely owns each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, no Proceeding (other than office actions and similar items in connection with the prosecution of applications) is pending or threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b) Except for Intellectual Property Rights which may not be assigned under applicable Law and co-owned Intellectual Property listed in Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person, or permitted (or is obligated to permit) any Person to retain, an ownership interest, including any joint ownership interest, or any exclusive rights in any Intellectual Property Rights that are or were Company Intellectual Property Rights.

(c) Infringement Proceedings.

(i) No Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary is or was at any time infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, individually or in the aggregate, and no such Proceeding has been brought or threatened in the three (3) years prior to the date hereof that has not fully and finally resolved.

(ii) Each Company Product (when used by or as authorized by the Company) and the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Person or constitute unfair competition or unfair trade practices (and as conducted during the three (3) years prior to the date hereof, has not infringed, violated, constituted, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices), provided that the foregoing warranties in this Section 4.14(d)(ii) are qualified to the Company’s Knowledge with respect to Trademarks, Patents and Patent Applications.

(iii) Since January 1, 2017, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.

(d) Employees and Contractors.

(i) In each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Company Registered Intellectual Property or other Intellectual Property Rights that are material to the business of the Company or any Company Subsidiary, the Company or such Company Subsidiary has obtained an assignment or transfer of all such Intellectual Property Rights to the Company or such Company Subsidiary other than such Intellectual Property Rights which are not assignable under applicable Law. The Company and each Company Subsidiary have taken reasonable actions to maintain and protect all Company Technology that derives independent economic value, actual or potential, from not being known to other Persons, except (x) for such Company Technology that the Company, in its reasonable business judgement, determined that it no longer wanted to maintain as confidential, or (y) as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, there has been no unauthorized disclosure of such Company Technology, or unauthorized disclosure by the Company or any Company Subsidiary of any third party Technology. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and take reasonable steps to enforce, a policy requiring employees, consultants and independent contractors that have access to any such Technology to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof.

(ii) No employee, consultant or contractor has retained or is entitled to any rights in any Company Intellectual Property, other than such rights which the employee, consultant or contractor is prohibited from assigning under applicable Law. To the Knowledge of the Company, no current employee, consultant or contractor of the Company, or Person engaged through a third party agency, in all cases of the foregoing whose duties or responsibilities are material to the Company’s business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any Proceeding or any other restriction that would materially interfere with its, his or her duties for the Company or any Company Subsidiary.

(e) Other than Non-Scheduled Licenses, the Company has made available to Parent prior to the date hereof true and in every material respect complete copies of all material Contracts in effect as of the date hereof pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property Rights (including under or to any Patent or Patent Application), or (ii) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property Rights (the foregoing, together with the Non-Scheduled Licenses, the “IP Contracts”).

(f) The Company has made available to Parent prior to the date hereof a true and complete list of all material Company Products that were offered for sale, sold, licensed, provided or distributed by the Company or any Company Subsidiary during the twelve (12) month period prior to the date hereof.

(g) The consummation of the transactions contemplated hereby will not result in (i) except as set forth in Section 4.4(b) of the Company Disclosure Letter, a material breach or violation, or a modification, cancellation, termination, or suspension of any IP Contract (other than any IP Contract that is a Non-Scheduled License), (ii) the release of any Source Code that is Company Technology or other material proprietary or confidential Company Technology pursuant to any Contract to which the Company or a Company Subsidiary is a party, or (iii) the grant, loss, or acceleration of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, option, or other immunity or right to any Company Intellectual Property Rights (except for any such grants that may be contained in a Non-Scheduled License) to any Person. The consummation of the transactions contemplated hereby will not result, as a result of any Contract to which the Company or any Company Subsidiary is a party as of the Closing Date, (1) in the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Intellectual Property Rights of Parent to any Person or (2) Parent being subject to any non-compete, non-solicit, or other restriction on the operation or scope of its business. Except as set forth in Section 4.4(b) of the Company Disclosure Letter, (1) all IP Contracts that are material to the business of the Company individually and in the aggregate shall remain in full force and effect following the Closing in accordance with their terms (other than terminations or expirations occurring in the ordinary course of business), and, (2) as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts and to the Company Intellectual Property to the same extent as prior to the Closing.

(h) Except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or that alone or in the aggregate would be reasonably be expected to exceed the applicable warranty reserve, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice at any time during the three (3) years before the Closing Date with respect to any warranty or indemnity claim relating to any Company Products or with respect to the material breach of any IP Contract under which such Company Products have been made available, in each case, which remains unresolved as of the date hereof.

(i) Standards Bodies Membership. Except as listed on Section 4.14(i) of the Company Disclosure Letter (the “Standards Body Agreements”): (i) the Company is not a member of, and has not actively participated in, any organization, body or group that is engaged in or which has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights will be licensed (each, a “Standards Body”), which requires the Company to license any Company Intellectual Property Rights to any third Person, and (ii) the Company is not committed to or obligated or bound, pursuant to any Standards Body to license or disclose the existence of any existing or future Company Intellectual Property Rights to any third Person.

(j) Technology Systems. The communications technology infrastructure and systems (including software, hardware, firmware, networks and websites that support the same) used in the business of the Company and in the business of any Company Subsidiary as of the Closing Date (collectively, the “ICT Infrastructure”) is (A) in good working order in all material respects and during the six (6) month period prior to the date hereof, there have been no material failures of the ICT Infrastructure that have had a material adverse impact on the conduct of the business and (B) maintained, supported and otherwise protected in accordance with practices that are industry standard and, in any event, no less than reasonable (including with respect to security, application and installation of patches, and procedures for preventing unauthorized access to, and use of, the ICT Infrastructure). There have been no unauthorized intrusions or breaches of the security of material information and communications technology infrastructure and systems used in the business of the Company and of any Company Subsidiary.

(k) Disclosure of Company Dry Electrode Technology. Company has made available to Parent a complete and accurate list of any Person to whom Company has disclosed or made available any tangible embodiments of, or granted any license related to, the Company Dry Electrode Technology, or agreed (contingent or otherwise) to disclose, provide, or license such materials to, in each case, together with (i) a complete and accurate list of all such materials disclosed, provided, or licensed to each such Person, and (ii) a complete and accurate description of the nature of the rights such Person has with respect to such materials. Company has not shared with any Person other than those identified in such lists, any confidential information or trade secrets regarding the Company Dry Electrode Technology, or any related formulation or manufacturing process, other than to Representatives of the Company, suppliers, vendors, subcontractors, distributors, and manufacturers, in each case only to the extent necessary for such Person’s to perform services on behalf of the Company and who are subject to written confidentiality agreements sufficient to protect such information or otherwise bound to duties of confidentiality to the Company with respect to such disclosure.

Section 4.15. Privacy and Data Protection.

(a) Since the Lookback Date, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Protected Information and to the Company’s Knowledge, any such activity performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, has complied in all material respects with (i) any Material Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to Protected Information, including the Privacy Statements and (iv) all consents and authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. The Company and each Company Subsidiary have all material rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business. When required by applicable Information Privacy and Security Laws, the Company and each Company Subsidiary have posted Privacy Statements on their websites made available by the Company and each Company Subsidiary, and since the Lookback Date, the Company and each Company Subsidiary have complied in all material respects with their current and former Privacy Statements.

(b) There has been no material security breach of any Company Products or of any material systems, networks or information technology that transmits or maintains Protected Information for or on behalf of the Company or any Company Subsidiary or other material incidents involving unauthorized, unlawful, or unauthorized access to, or acquisition, destruction, loss, alteration, use or disclosure of, any Protected Information owned, used, processed, maintained, or controlled by or on behalf of the Company or the Company Subsidiaries (any such security breach or other incident, a “Security Breach”), including any such Security Breach that would constitute a breach for which notification to Persons and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Material Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s material vendors, suppliers and subcontractors, or the Company or the Company Subsidiaries, have (i) suffered any Security Breach affecting Protected Information of, or processed by or on behalf of, the Company or any Company Subsidiary, (ii) materially breached any obligations relating to Protected Information in Material Contracts with the Company or any Company Subsidiary or (iii) violated any Information Privacy and Security Laws in connection with maintaining, securing, or otherwise processing Protected Information for the Company or any Company Subsidiary.

(c) Since the Lookback Date, the Company has implemented and maintained an appropriate written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of Protected Information maintained or processed by or for the Company or any Company Subsidiaries, and (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to control these risks. The Company and each Company Subsidiary, as applicable, has used reasonable efforts to remediate all critical or high risk threats and deficiencies identified in any security risk assessments performed by, or with respect to, the Company or any Company Subsidiary or the ICT Infrastructure

(d) Since the Lookback Date, no Person has (i) provided an audit request to the Company or a Company Subsidiary, (ii) made any written claim against the Company or a Company Subsidiary or (iii) to the Company’s Knowledge, commenced any investigation, litigation or proceeding by or before any Governmental Entity against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company or any Company Subsidiary or any service providers of the Company or any Company Subsidiary (in the case of service providers, in connection with maintaining, securing, or otherwise processing Company or Company Subsidiary Protected Information) in connection with the collection, maintenance, storage, use, processing, disclosure, transfer or disposal of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the execution, delivery, and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Information Privacy and Security Laws or any contractual obligation of the Company and/or the Company Subsidiaries relating to Protected Information.

(e) The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that are reasonable for the business and operations of the Company and the Company Subsidiaries and that in all material respects satisfy applicable Law and the Company’s and the Company Subsidiaries’ obligations under Material Contracts with all customers of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith in all material respects.

(f) To the Company’s Knowledge, no Software included in any Company Product that was developed by the Company, any Company Subsidiary or any Person, containing any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines has resulted in (i) any Person accessing without authorization or disabling or erasing the Company Product, (ii) a significant adverse effect on the functionality of the Company Products or (iii) unauthorized acquisition of or access to Protected Information created, received, maintained or transmitted through those Company Products, except as would not reasonably be expected to be material to the conduct of the business of the Company and Company Subsidiaries, taken as a whole.

Section 4.16. Real Property; Assets.

(a) Neither the Company nor any Company Subsidiary owns or has within the past ten (10) years owned any real property, nor is either party to any agreement to purchase or sell any real property.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property, together with all amendments and modifications thereof (“Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease (the “Company Facilities”) or any material portion thereof, and (i) each Company Lease is valid, binding against the Company or the Company Subsidiary and in full force and effect, subject to the Enforceability Limitations, (ii) no uncured default (subject to applicable notice or cure periods) on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge,

the landlord thereunder exists with respect to any Company Lease, (iii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens, and (v) neither the Company nor any Company Subsidiary is party to any agreement or subject to any claim that will require the payment of any real estate brokerage commissions after the date hereof, and no such commission is owed with respect to any of the Company Facilities. The Company has performed all of its obligations under any termination agreements pursuant to which they have terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and have no continuing liability with respect to such terminated agreements.

(c) The Company has no information or knowledge that there are any Laws, ordinances or restrictions, or any change contemplated therein, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon any Company Facilities, including unperformed or deferred repairs, replacements or improvements, or any other facts, or conditions, which would reasonably be expected to have an adverse effect upon any Company Facilities or the operation thereof. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company Facilities are good operating condition and repair, free from material structural, physical and mechanical defects, are maintained in a manner consistent with standards generally followed with respect to similar properties, and are structurally sufficient in all material respects and otherwise suitable for the conduct of the Company’s business, (ii) neither the operations of the Company nor any Company Subsidiary on the Company Facilities nor, to the Company’s Knowledge, such Company Facilities, violate any Law relating to such property or operations thereon or Lien encumbering such property.

(d) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received written notice of any pending or, to Company’s Knowledge, it is not aware of any threatened in writing condemnation or similar proceeding affecting any Company Facilities or any portion thereof.

Section 4.17. Material Contracts.

(a) Except for this Agreement, Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof, other than Company Benefit Plans listed on Section 4.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 4.17(a), together with the IP Contracts (other than any IP Contract that is a Non-Scheduled License), whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as the “Material Contracts”):

(i) each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service related to Company Dry Electrode Technology or other line of business that is material to the Company, or that otherwise has the effect of restricting the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of Company Dry Electrode Technology or any other Company Technology that is material to the business of the Company and its Subsidiaries, in each case, in any geographic area;

(ii) any joint venture, partnership, strategic alliance or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $500,000;

(iv) any Contract to provide or disclose Source Code that is included in any Company Technology to any Person, including any Contract to put such Source Code in escrow with a third party on behalf or for the benefit of any Person other than the Company or any Company Subsidiary;

(v) other than in the ordinary course of business consistent with past practice (including ordinary course commitments to purchase goods, products and off-the-shelf Technology), each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary after the date hereof with consideration of more than $500,000;

(vi) any settlement or similar Contract (A) with a Governmental Entity or (B) restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(vii) each Contract (x) containing any future obligation that cannot be cancelled without penalty with ninety-day notice or (y) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $1,000,000 in the twelve (12)-month period following the date hereof;

(viii) any Contract not otherwise described in any other subsection of this Section 4.17(a) that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000;

(ix) each Contract pursuant to which the Company or any Company Subsidiary has agreed to assume or guarantee any liability of any Person or of the Company and the Company Subsidiaries, other than customary indemnity and warranty obligations provided in the ordinary course of business and where the aggregate and total liability of the Company under such Contract does not exceed at any point in time twelve months’ worth of the revenue received by the Company under such Contract prior to such point in time (if any);

(x) each Contract, excluding any purchase orders that do not contain material terms and have not been superseded by the Contract to which such purchase order relates, that is a (1) Material Customer Agreement, (2) Material Supplier Agreement, or (3) Material Reseller Agreement;

(xi) except where the exercise of any such right or imposition of such limitation does not relate to Company Dry Electrode Technology and has not otherwise been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that, other than with respect to non-exclusive licenses or other non-exclusive grants of rights to its products and services in, to or under Company Intellectual Property, limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(xii) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xiii) each Company Government Contract (A) with a Material Customer or (B) that is otherwise material to the Company and its Subsidiaries, taken as a whole;

(xiv) each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 including, without limitation, the Existing Credit Agreement and the Convertible Notes Indenture;

(xv) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and Non-Scheduled Licenses agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $500,000 or with a notional value in excess of $500,000;

(xvi) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, or family member;

(xvii) each Contract the performance of which requires any material commitment of research, development, engineering or manufacturing personnel or resources of the Company or any Company Subsidiary, which is not terminable at will by the Company upon 30 days or less prior notice;

(xviii) each Company Lease; and

(xix) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and in every material respect complete copies of each Material Contract in effect as of the date hereof has been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c) Government Contracts.

(i) No Governmental Entity funding or facilities, or resources of a university, college, or other educational institution or research center, was used in the development of any Company Product or Company Intellectual Property and (ii) no Governmental Entity, university, college, or other educational institution or research center has any claim or right in or to any Company Intellectual Property Rights. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company, or Person engaged by the Company through a third party agency, who was involved in, or who contributed to, the authorship, invention, creation or development of any Company Product or Company Intellectual Property, performed services for any Governmental Entity, university, college or other educational institution or research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company, where such performance would limit Company’s ownership of or rights in the Company Intellectual Property Rights, in any material respect.

(d) Each Company Government Contract was legally awarded, and, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, no Company Government Contract or proposal for the award of a Company Government Contract is currently the subject of bid or award protest proceedings. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, no material costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been deemed finally disallowed in writing by a Governmental Entity or, to the Company’s Knowledge, proposed for disallowance, and no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor, to the Company’s Knowledge, has any claim been made to withhold or set off any such material payment.

Section 4.18. Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (a) neither the Company nor any Company Subsidiary is, or has been since January 1, 2015, in violation of any Environmental Law, (b) neither the Company nor any Company Subsidiary has emitted, discharged, handled, stored, distributed, transported, released, disposed of, or arranged for the disposal of, any Hazardous Substance or Company Products containing Hazardous Substances, or exposed any employee or other Person to any Hazardous Substance, in each case so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws, (c) neither the Company nor any Company Subsidiary has assumed by operation of Law or entered into any agreement that requires it to defend, hold harmless or provide an indemnity with respect to liabilities of any other Person relating to or arising out of Environmental Laws or Hazardous Substances, (d) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (e) since January 1, 2015, the Company and the Company Subsidiaries have obtained and maintained all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened in writing, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary. The Company has delivered to Parent copies of all environmental permits, and all environmental reports, assessments, audits, and other non-privileged material records in the Company’s or its Subsidiaries’ possession or control.

Section 4.19. Customers; Suppliers; Resellers.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a list of the customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary pursuant to which the Company or any Company Subsidiary received revenue during the fiscal year ended December 31, 2018 in excess of $500,000 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate existing Contracts with the Company or the Company Subsidiaries.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries (x) spent at least $1,500,000 during the fiscal year ended December 31, 2018 or (y) provide products or services (or components thereof) to the Company that are incorporated in or necessary to the manufacture, use, distribution, maintenance, or support of any aspect of the Company Dry Electrode Technology (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier to the Company or that such Material Supplier intends to terminate, or with respect to Company Dry Electrode Technology modify, existing Contracts with the Company or the Company Subsidiaries.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a list of any Person that acted as a reseller, distributer, referrer, sales agent or in another similar capacity for the Company or any Company Subsidiary, and with whom the Company and the Company Subsidiaries spent at least $1,500,000 during the fiscal year ended December 31, 2018 (each, a “Material Reseller” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue its relationship with the Company or that such Material Reseller intends to terminate existing Contracts with the Company or the Company Subsidiaries.

Section 4.20. Insurance. Except would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents, the Form S-4 and the Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company.

Section 4.22. Opinion of Financial Advisor. The Company Board of Directors has received an opinion of Barclays Capital Inc. (“Barclays”) to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, limitations and other matters set forth therein, from a financial point of view, the Offer Consideration to be offered to the holders of Company Common Stock (other than holders of Cancelled Shares and Converted Shares), pursuant to this Agreement is fair to such holders.

Section 4.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24. Related Party Transactions. Except as set forth in the Company SEC Documents, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business and set forth on Section 4.10(a) of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

Section  4.25. Product Warranties; Recalls. Neither the Company nor any Company Subsidiary has made any material express warranties or guarantees with respect to the products marketed and/or sold or services rendered by it, other than in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each product sold or delivered and each service rendered by the Company or any Company Subsidiary has been in conformity with all material contractual commitments applicable thereto and all applicable express and implied warranties. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no products manufactured and/or sold by the Company or any Company Subsidiary have been the subject of any recall, and there are no pending voluntary recalls and no pending or, to the Knowledge of the Company, threatened claims seeking the recall, withdrawal, suspension, or seizure of any such products. All of the Company’s and the Company Subsidiaries’ products have materially complied, and, to the Company’s Knowledge, will continue to comply during the twelve (12) months after the date hereof, with material specifications and government safety standards applicable thereto, and have been substantially free from material deficiencies or defects.

Section 4.26. Finders and Brokers. Other than Barclays, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement, the Tender and Support Agreements, any of the Transactions contemplated by this Agreement, any of the any of the Transactions contemplated by the Tender and Support Agreements or upon consummation of the Offer and the Merger. A true and complete copy of the engagement letter with Barclays has been made available to Parent prior to the date hereof.

Section 4.27. Convertible Notes; Indebtedness. The aggregate outstanding principal amount of the Convertible Notes is $46,000,000. No event or circumstance has occurred that has resulted in an adjustment (other than an adjustment as a result of this Agreement or the transactions contemplated hereby) to the Conversion Rate (as defined in the Convertible Notes Indenture) from 157.5101 shares of Common Stock (as defined in the Convertible Notes Indenture) per $1,000 principal amount of Convertible Notes. The Convertible Notes Indenture has not been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as disclosed in (x) Parent’s Annual Report filed on Form 10-K on February 23, 2018 or any other Parent SEC Documents filed or furnished by Parent with the SEC on or after February 23, 2018 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser represent and warrant to the Company as set forth below.

Section 5.1. Qualification, Organization, etc. Each of Parent and Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Purchaser is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of 2,000,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of December 31, 2019 (the “Parent Capitalization Date”): (i) (A) 172,602,628 shares of Parent Common Stock were issued and outstanding, (B) zero shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 31,207,854 shares of Parent Common Stock were outstanding, and (D) restricted stock unit awards granted under Parent Equity Plans covering 4,658,914 shares of Parent Common Stock were outstanding; (ii) 9,089,194 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans; and (iii) no shares of Parent Preferred Stock were issued and outstanding. From the Parent Capitalization Date through the date hereof, Parent has not issued any shares of Parent Common Stock (or any rights convertible into or exchangeable for shares of Parent Common Stock), except as would not be material to Parent. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 5.2(a), as of the Parent Capitalization Date: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 5.2(a) and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which Parent is a party obligating Parent to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Parent has no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements, commitments or understandings to which Parent is a party with respect to the voting of the capital stock or other equity interests of Parent.

Section 5.3. Corporate Authority.

(a) Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the Tender and Support Agreements and the consummation of the Transactions and the transactions contemplated by the Tender and Support Agreements have been duly and validly authorized by all necessary corporate action of Parent and Purchaser and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Tender and Support Agreements, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or Purchaser or to which either of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Purchaser, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of Purchaser or (iii) conflict with or violate any Laws applicable to Parent or Purchaser or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5. SEC Reports and Financial Statements.

(a) Since January 1, 2018, Parent has filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NASDAQ, and none of the Parent SEC Documents contained (or with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2018, Parent has not received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Parent is not a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent in the Parent’s published financial statements or any Parent SEC Documents.

Section 5.6. Internal Controls and Procedures. Parent has established and maintains, and at all times since the Lookback Date has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2015, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since the Lookback Date, neither Parent nor any Parent Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 5.7. No Undisclosed Liabilities. Parent has no liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of September 30, 2018 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since September 30, 2018 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.8. Absence of Certain Changes or Events. From September 30, 2018 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9. Compliance with Law.

(a) Parent is and has been since the Lookback Date in compliance with and are not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent or its properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent is and since the Lookback Date has been in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent to own, lease and operate its properties and assets or to carry on their businesses as it is now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ.

Section 5.10. Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened in writing against Parent or any of its officers, directors, employees, properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 5.11. Information Supplied. The information relating to Parent and the Parent Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents, the Schedule 14D-9 and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Purchaser.

Section 5.12. Valid Issuance. The Parent Common Stock to be issued to the Company Stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company Stockholder) will be free of restrictions on transfer.

Section  5.13. Finders and Brokers. Neither Parent nor Purchaser has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer and the Merger.

Section 5.14. Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent or any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.15. No Purchaser Activity. Purchaser is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of effecting the Transactions. Since its date of formation, Purchaser has not engaged in any activities other than in connection with this Agreement and the Transactions.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which, solely in the case of for clauses (iv), (v), (vi)(A)(z), and (xii) below, shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (1) preserve intact its and their present business organizations, goodwill and ongoing businesses, (2) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (3) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) except as (i) expressly required or permitted by this Agreement, (ii) required by applicable Law or (ii) set forth in Section 6.1(b) of the Company Disclosure Letter, shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i) amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents, except as may be required by Law or the rules and regulations of the SEC or the NASDAQ;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration of its capital stock or other equity interests or securities;

(iii) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, restricted stock, restricted stock units, performance-based or service-based equity awards, stock appreciation rights, stock-based performance units or equity-related awards whether payable in cash, stock or otherwise, or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any Company Equity Plan as in existence as of the date hereof (except as otherwise provided by the express terms of any Company Equity Award as in existence as of the date hereof), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options, the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Periods (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries; (D) the grant of Company Equity Awards in accordance with the terms set forth in Section 6.1(b)(iv)(D) of the Company Disclosure Letter or (E) as provided in clause (C) of subsection (xvii) of this Section 6.1(b);

(v) (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or consultants of the Company, Company Subsidiaries or their respective ERISA Affiliates, except as set forth in Section 6.1(b)(v)(A) of the Company Disclosure Letter; (B) grant to any directors, executive officers, employees or consultants of the Company, Company Subsidiaries or their respective ERISA Affiliates any severance or termination pay or increases thereof, except for the payment of severance required pursuant to the terms of the Company Severance and Change in Control Plan, which such amounts are set forth on Section 6.1(b)(v)(B) of the Company Disclosure Letter, or as required by applicable statutory Law outside of the United States; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any directors, executive officers, employees or consultants of the Company, Company Subsidiaries or their respective ERISA Affiliates, except for bonuses, retention or incentive compensation pursuant to Contracts that are listed on Section 6.1(b)(v)(C) of the Company Disclosure Letter (all of which have been made available to Parent); (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment or service of any employee at the level of vice president or above or substantially dedicated to engineering or manufacturing activities, or any director or executive officer, of the Company, Company Subsidiaries or their respective ERISA Affiliates, other than for cause; (G) hire any new employees or consultants at the level of vice president or above, or directors or executive officers, of the Company, Company Subsidiaries or their respective ERISA Affiliates, other than to hire employees in order to replace any individual employed with the Company, Company Subsidiaries or their respective ERISA Affiliates as of the date hereof, whose employment terminates on or after the date hereof; (H) promote, demote, transfer, or change the title, job position, authority, responsibilities or pay grade of any directors, executive officers or employees or consultants of the Company,

Company Subsidiaries or their respective ERISA Affiliates; or (I) provide any funding for any rabbi trust or similar arrangement;

(vi) (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of (y) any equity interests in or assets of any Person or any business or division thereof or (z) any other assets over $500,000 individually or $1,000,000 in the aggregate, or (B) otherwise engage in any mergers, consolidations or business combinations, except for transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or acquisitions of supplies, inventory or equipment in the ordinary course of business consistent with past practice;

(vii) enter into any new line of business outside of its existing business;

(viii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VIII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Transactions or (iii) materially delay or impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(ix) liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any reorganization or restructuring between or among any of the Company and/or any Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(x) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or advances for reimbursable employee expenses, in each case, in the ordinary course of business;

(xi) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) for transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries and (C) in connection with any license of Company Intellectual Property incidental to the sale of Company Products in the ordinary course of business;

(xii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or into any Contract that grants any license to any Person under any Company Technology or Company Intellectual Property or (B) (1) materially modify, materially amend, extend or terminate any Material Contract (or the intellectual property licensing provisions of any other Contract) or (2) waive, release or assign any rights or claims thereunder;

(xiii) make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiv) commence (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that are not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $1,500,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the Effective Time the Company and the Company Subsidiaries) and (C) does not provide for the license of any material Company Intellectual Property;

(xv) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi) amend or modify any Privacy Statement of the Company or any Company Subsidiary;

(xvii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) guarantees by the Company of Indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary, which Indebtedness is incurred in compliance with this clause (xix), (C) any amendment, supplement, restatement, or modification to the Existing Credit Agreement provided that such agreement remains terminable at the election of the Company, including any increase in the percentage of pledged shares pursuant to such Existing Credit Agreement, and (D) as may be required by the Convertible Senior Notes;

(xviii) enter into any transactions or Contracts with (A) any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC or (B) any Person who beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xix) cancel the Company’s insurance policies or fail to pay the premiums on the Company’s insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xx) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, (B) modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business;

(xxi) convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxii) terminate or modify or waive in any material respect any right under any Company Permit;

(xxiii) otherwise grant to any Party any present, past or future license, covenant, waiver or other right under, or Lien in respect of, any Company Intellectual Property or Company Technology;

(xxiv) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxv) take any action that would result in an adjustment (other than an adjustment as a result of this Agreement or the transactions contemplated hereby) to the Conversion Rate (as defined in the Convertible Notes Indenture) from 157.5101 shares of Common Stock (as defined in the Convertible Notes Indenture) per $1,000 principal amount of Convertible Senior Notes; or

(xxvi) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2. Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not directly or indirectly:

(a) amend the Parent Governing Documents in a manner that would be material and disproportionately adverse to the holders of Company Common Stock relative to the treatment of existing holders of Parent Common Stock, except as may be required by Law or the rules and regulations of the SEC or the NASDAQ;

(b) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (A) dividends and distributions paid or made in the ordinary course of business by the Parent Subsidiaries and (B) for transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(e) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(c) split, combine, subdivide, reduce or reclassify any of its capital stock in a manner that would disproportionately affect a holder of Company Common Stock relative to a holder of Parent Common Stock, except for (i) any for any such transaction involving only wholly owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(e) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(d) adopt a plan of complete or partial liquidation or dissolution with respect to Parent; or

(e) agree or authorize, in writing or otherwise, to take any of the foregoing actions to the extent that such actions would be effective prior to the Effective Time.

Section 6.3. Solicitation by the Company.

(a) From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it and the Company Board of Directors (including any committee thereof) shall not, and the Company shall cause the Company’s controlled affiliates not to, and it shall not authorize or permit its and their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or commit or agree to take any such action, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) business days prior to the then-scheduled expiration of the Offer, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) business day period being replaced with three (3) business days), (vi) fail to include the Company Board Recommendation in the Schedule 14D-9, (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and/or (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”); provided, however, nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Representatives from stating to any Person that the Company is not currently permitted to participate in discussions with respect to an Acquisition Proposal). The Company and the Company Board of Directors (including any committee thereof) shall, and the Company shall cause the Company’s controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease any and all solicitation, encouragement, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) business days following the date hereof), the Company shall (A) request in writing that each person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if the Company has not breached this Section 6.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by any of the Company’s controlled affiliates or any of their respective Representatives shall be a breach of this Section 6.3 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation.

(b) Notwithstanding the limitations set forth in Section 6.3(a), if the Company has not breached this Section 6.3 and receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal, which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person or its Representatives, any non-public information furnished to such other person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person and/or its Representatives with respect to such Acquisition Proposal (and its Representatives).

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s controlled affiliates or its or their respective Representatives of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or could reasonably be expected to make any Acquisition Proposal (or of becoming aware of any of its or their other affiliates having received any such Acquisition Proposal, proposal, inquiry or request). Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request (unless prohibited by the terms of an existing confidentiality agreement), and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, correspondence, proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (it being understood that the Company may withhold the identity of the person making the Acquisition Proposal if prohibited by the terms of an existing confidentiality agreement). Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof (it being understood that the Company may withhold the identity of the person making the Acquisition Proposal if prohibited by the terms of an existing confidentiality agreement). Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) business day) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any person other than Parent or Purchaser from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(d) Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, if the Company has not breached this Section 6.3, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall any of the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Company Common Stock, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof; (E) general changes or developments in any of the industries in which the Company or its Subsidiaries operate; (F) natural disasters or calamities; (G) any outbreak or escalation of armed hostilities, any acts of war or terrorism; (H) the announcement or pendency of this Agreement and the transactions contemplated hereby; or (I) any litigation brought by or on behalf of any current or former Company stockholder (in its capacity as such) arising from allegations of any breach of fiduciary duty relating to this Agreement, the Offer or the Merger or violation of securities Law related to the Offer Documents, the Schedule 14D-9 or any other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Offer and the Merger.

(e) Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with five (5) business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such five (5) business day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such five (5) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with five (5) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such five (5) business day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such five (5) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.3(e)(ii).

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent all information (financial or otherwise) in existence concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from disclosure pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof that is still in effect, (ii) the disclosure of which would violate Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law) or (iii) the disclosure of which would violate or invalidate any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege; and provided, further, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form). Parent will use its commercially reasonable efforts to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent and the Parent shall give prompt notice to the Company, as applicable, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, (ii) of any legal proceeding commenced or, to such Party’s knowledge, threatened against such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction, (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any such Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions and (iv) upon becoming aware of any Specified Employee communicating his or her intention to terminate, or providing notice of termination of, his or her employment with the Company, Company Subsidiaries, or their respective ERISA Affiliates; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies available hereunder to such Party.

Section 7.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Offer and the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Offer and the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within three (3) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (y) make an appropriate filing with Bundeskartellamt in the Federal Republic of Germany with respect to the Transactions as may be required and as promptly as practicable, and in any event within three (3) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties) and (z) make all other necessary filings as promptly as practicable after the date hereof and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under applicable Antitrust Laws as soon as practicable. Parent shall be responsible for paying all administrative filing fees due in connection with any filing, notification, or submission under the HSR Act and all other Antitrust Laws relating to the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, none of Parent, Purchaser or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Antitrust Counsel Only Material.”

(c) In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts set forth in Section 7.2(c)(i) of the Company Disclosure Letter, and the Company shall use, and cause each of the Company Subsidiaries to use, its commercially reasonable efforts to obtain any contractual third party consents under Contracts set forth in Section 7.2(c)(i) of the Company Disclosure Letter that are necessary, proper or advisable to consummate the Transactions, including the Offer and the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents.

Section  7.3. Publicity. So long as this Agreement is in effect, neither the Company nor any of its Subsidiaries shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement without the prior written consent of Parent, unless the Company determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement, in which event the Company shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Parent to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (a) the Company shall not be required by this Section 7.3 to provide any such review or comment to the Parent in connection with the Company’s receipt (and the existence) of an Acquisition Proposal or a Change of Recommendation and matters directly related thereto and (b) the Company shall not be required by this Section 7.3 to provide any such review or comment to Parent to the extent that such release, announcement or disclosure relates to any dispute between the Parties relating to this Agreement; provided, further, that the Company and its Subsidiaries and Representatives may make statements that have been disclosed in previous press releases, public disclosures or public statements made by the Company in compliance with this Section 7.3.

Section 7.4. D&O Insurance and Indemnification.

(a) For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Subsidiary to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than two hundred and fifty percent (250%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any

Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5. Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements).

Section 7.6. Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7. Employee Matters.

(a) The Company shall terminate the Company’s 2005 Omnibus Equity Incentive Plan and 2013 Omnibus Equity Incentive Plan (together, the “Terminating Equity Plans”) with respect to future awards and any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code (each, a “401(k) Plan”) effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In furtherance of the foregoing, the Company shall provide Parent with evidence reasonably satisfactory to Parent that the Terminating Equity Plans and such 401(k) Plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) business days prior to the day on which the Effective Time occurs; provided that prior to terminating the Terminating Equity Plans and the Company’s 401(k) Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Prior to the 401(k) Termination Date, the Company shall take any and all actions with respect to the 401(k) Plans as Parent may reasonably request, including, without limitation, making any amendments to the 401(k) Plan(s) or any loan policy or other arrangements under the 401(k) Plan(s) to provide for and enable appropriate in-kind rollover of outstanding participant loans under the 401(k) Plans to Parent’s 401(k) plans.

(b) Nothing in this Agreement shall confer upon any employee of the Company or Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”) any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Purchaser or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

(c) Parent shall accept all immigration and visa obligations and liabilities with respect to any Continuing Employees. Such obligations may include filings, applications or permits with any Governmental Entity, including the United States Department of Labor, United States State Department, and the United States Customs and Immigration Service, and compliance with certain wage or compensation obligations required with respect to such filings, applications or permits. The Company agrees to provide Parent, no later than Closing, a list of the specific corporate entities responsible for processing or providing visas, applications for residency, U.S. work permits, and other governmental authorization to work in the United States to Continuing Employees, as well as a list of all Continuing Employees who are currently permitted to work for the Company pursuant to a visa and the specific type of visa each such Continuing Employee holds. The Company shall, and shall cause each Company Subsidiary, to assist Parent in obtaining the necessary information for Parent to comply with its obligations hereunder.

Section 7.8. Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9. Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Offer, the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (it being understood that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section  7.10. Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 7.11. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.13. 14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Common Stock and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Equity Awards, as applicable, in accordance with the terms set forth in this Agreement and (iii) the terms of Section 7.4 and Section 7.7 and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 7.14. Treatment of Convertible Notes and Other Outstanding Indebtedness.

(a) Within the time periods required by the terms of the Convertible Notes Indenture, the Company and the Company Subsidiaries shall take all actions required by the Convertible Notes Indenture to be performed by the Company or any of the Company Subsidiaries prior to the Effective Time as a result of the execution and delivery of this Agreement, the Merger, the Offer, and the other transactions contemplated by this Agreement, including the giving of any notices that may be required prior to the Effective Time and the delivery to the trustee or the holders of any Convertible Senior Notes of any documents or instruments required to be delivered prior to the Effective Time to such trustee or the holders of any Convertible Senior Notes, in each case in connection with such transactions or as otherwise required pursuant to the Convertible Notes Indenture; provided that the Company shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to (i) execute and deliver (or cause to be executed and delivered, as applicable) at the Effective Time, (x) a supplemental indenture to the Convertible Notes Indenture pursuant to Sections 14.07(a) and 10.01(g) of the Convertible Notes Indenture and (y) an officer’s certificate, opinion of counsel and any other documentation required to be provided pursuant to the Convertible Notes Indenture in connection with such supplemental indenture, in each case, in form and substance reasonably acceptable to Parent and (ii) use its reasonable best efforts to cause the trustee under the Convertible Notes Indenture to execute such supplemental indenture at the Effective Time.

(b) The Company and the Company Subsidiaries shall (i) obtain and deliver to Parent no later than five (5) business days prior to the Effective Time a draft of a customary payoff letter with respect to (x) the satisfaction and discharge of all of the Company’s and the Company Subsidiaries’ liabilities and obligations (other than contingent indemnification obligations and other obligations which survive termination pursuant to the terms thereof) under the Existing Credit Agreement and any documents related thereto (collectively, the “Credit Documents”), (y) the termination of the Credit Documents and (z) the release of all Liens granted by the Company and/or the Company Subsidiaries pursuant to or in connection with the Credit Documents, (ii) obtain and deliver to Parent no later than two (2) business days prior to the Effective Time an executed copy of such payoff letter, and (iii) take such actions that may be reasonably requested by Parent to ensure the release of all Liens granted by the Company and/or the Company Subsidiaries pursuant to or in connection with the Credit Documents upon the payment in full of all payoff amounts set forth in such payoff letter.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment all of the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Purchaser shall have breached, failed to perform or violated in any material respect their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Parent or Purchaser set forth in this Agreement shall have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a Parent Material Adverse Effect, and in each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Purchaser, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c) by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the right of Parent and Purchaser not to accept for payment and pay for any shares of Company Common Stock pursuant to clause (F)(1) or (F)(2) of Annex C (assuming the expiration of the Offer as of such time) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d) by either Parent or the Company (A) if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Purchaser to extend the Offer pursuant to Section 1.1(f)(ii)) without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(A) shall not be available to Parent if Parent or Purchaser shall have failed to comply in any material respect with its obligations under Section 1.1(a) or Section 1.1(f)(ii) or (B) if the Acceptance Time has not occurred on or before the date that is five (5) months after the date hereof (the “Outside Date”); provided that, in the event that the Offer Date is a date later than February 22, 2019, then the Outside Date shall be automatically extended by the number of business days that equals the lesser of (x) six (6) and (y) the actual number of business days elapsed between February 22, 2019 and the Offer Date; provided further, that the right to terminate this Agreement pursuant to this Section 9.1(d)(B) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Acceptance Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e) by Parent, if, prior to the Acceptance Time, (i) the Company’s Board of Directors shall have effected a Change of Recommendation or (ii) the Company has materially breached Section 6.3;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(g) by the Company in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with the terms of Section 6.3 (including Section 6.3(e)(ii) and the last sentence of Section 6.3(e)) and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iii).

Section 9.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean an action taken or a failure to act that the breaching party intentionally takes (or fails to take) and has actual knowledge that such action or such failure to act would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b) Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(d), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is made to the Company or the Company Stockholders or otherwise becomes publicly disclosed (whether by the Company or a third party) and is not withdrawn (and publicly withdrawn for any Acquisition Proposal that was publically disclosed) for at least three (3) business days prior to such termination, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into, then, on the date that such Acquisition Proposal is consummated (even if such Acquisition Proposal is consummated after such twelve (12) month period), the Company shall pay to Parent a fee of $8,295,000 in cash (the “Termination Fee”). Solely for purposes of this Section 9.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii) If Parent terminates this Agreement pursuant to Section 9.1(e) within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(c)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or willful breach (as defined in Section 9.2(a))

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section  10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Purchaser, to:

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Attention: Brian Scelfo

Facsimile: (510) 795-1028

Attention: bscelfo@tesla.com

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Email: mringler@wsgr.com

    dliu@wsgr.com

Facsimile: (415) 947-2011

Attention: Michael Ringler

         Derek Liu

if to the Company, to:

Maxwell Technologies, Inc.

3888 Calle Fortunada

San Diego, CA 92123

Email: ffink@Maxwell.com

Facsimile: (858) 503-3301

Attention: Dr. Franz J. Fink, CEO

with copies to:

DLA Piper LLP (US)

4365 Executive Drive Suite 1100

San Diego, California 92121-2133

Email: larry.nishnick@dlapiper.com

    david.clark@dlapiper.com

Facsimile: 858 638 5014

Attention: Larry W. Nishnick

         David M. Clark

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available to Parent,” “delivered to Parent,” “provided to Parent” or similar phrases as used with reference to documents or other materials required to be delivered, provided or made available to Parent in this Agreement shall mean (unless context clearly indicates otherwise) that the subject documents were posted to the virtual data room at least one (1) business day prior to the date of this Agreement or were contained in, attached to or referenced by the Company SEC Documents. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6. Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in ..PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section  10.7. Entire Agreement; Third-party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.9. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the

State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section  10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TESLA, INC.

By	/s/ Deepak Ahuja
Name: Deepak Ahuja
Title: Chief Financial Officer

CAMBRIA ACQUISITION CORP.

By	/s/ Brian Scelfo
Name: Brian Scelfo
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MAXWELL TECHNOLOGIES, INC.

By	/s/ Franz J. Fink
Name: Dr. Franz J. Fink
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, U.S. Travel Act, United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable United States or non-U.S. anti-corruption, anti-bribery, or money laundering laws or regulations.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the amended and restated bylaws of the Company as in effect on the date hereof.

“Company Dry Electrode Technology” means all Company Technology related to or necessary for the development and manufacture of dry electrode technology.

“Company Certificate” means the Composite Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Options and the Company RSUs.

“Company Equity Plans” means the Company’s 2005 Omnibus Equity Incentive Plan, 2013 Omnibus Equity Incentive Plan, and each stand-alone award agreement set forth on Section A-1 of the Company Disclosure Letter.

“Company ESPP” means the Company’s 2004 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract between the Company or a Company Subsidiary and any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such Contract.

“Company Intellectual Property” means all Company Intellectual Property Rights and Company Technology.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed to be owned by), filed in the name of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political conditions, including any prolonged federal government furlough, shutdown or lack of funding, (d) any changes after the date hereof in GAAP or the interpretation thereof, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan.

“Company Product” means any product and service that is marketed, offered, sold, licensed, supported, provided or distributed by the Company or any Company Subsidiary.

“Company RSU” means each restricted stock unit award granted under any Company Equity Plan, whether vesting thereof is based on service, performance, stock performance or other conditions.

“Company Severance and Change in Control Plan” means the Maxwell Technologies, Inc. Severance and Change in Control Plan, effective November 4, 2015, as amended January 15, 2016.

“Company Subsidiaries” mean the Subsidiaries of the Company.

“Company Dry Electrode Technology” means all Company Technology related to or necessary for the development and manufacture of dry electrode technology.

“Company Technology” means all Technology owned by (or claimed to be owned by) the Company or any Company Subsidiary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 14, 2018, between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Convertible Notes Indenture” means the Indenture, dated as of September 25, 2017, between Company and Wilmington Trust, National Association, a national banking association, currently in effect as of the date hereof.

“Convertible Senior Notes” means the 5.50% Convertible Senior Notes of the Company due 2022 issued pursuant to the Convertible Notes Indenture.

“Copyright” means copyrights (whether or not registered in any jurisdiction) and applications for registration of copyright and similar or equivalent rights in works of authorship, including mask work rights, arising anywhere in the world.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of

Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; compliance with any recycling, product take-back or product content requirements; or the health and safety of persons or property, including protection of the health and safety of employees, in each case, concerning the actual or alleged exposure to Hazardous Substances or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Amended and Restated Loan Agreement, dated as of May 8, 2018, by and between the Company and East West Bank, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Former Service Provider Award” means each Company Equity Award that (i) is outstanding, unexercised, and unexpired as of immediately prior to the Effective Time, (ii) either is vested as of immediately prior to the Effective Time or by its terms accelerates vesting as a result of the Transactions, and (iii) is held by a former service provider of the Company or Company Subsidiary as of immediately prior to the Effective Time. For the avoidance of doubt, in order to qualify as a Former Service Provider Award, a Company Equity Award must satisfy each of (i) through (iii) of the preceding sentence.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, and (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), and (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Information Privacy and Security Laws” means any applicable Law issued by a Governmental Entity, all binding guidance issued by any Governmental Entity thereunder and any applicable self-regulatory guidelines (including PCI DSS) that the Company or a Company Subsidiary is obligated to comply with under any Law or Contract, in each case governing: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, processing, transfer, sharing and destruction of Protected Information or (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means all intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) Patents and Patent Applications, (b) Trademarks, (c) Copyrights, (d) any other intellectual property rights in Software and any associated documentation, (e) trade secrets and other intellectual property rights in confidential and proprietary information (including rights in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data) and (f) rights of attribution and integrity and other moral rights of an author.

“Knowledge” or “knowledge” means, as the case may be, the actual knowledge of (a) any of the individuals identified on Section A-1 of the Parent Disclosure Letter, with respect to Parent or Purchaser, or (b) any of the individuals identified on Section A-2 of the Company Disclosure Letter, with respect to the Company.

“Law” means any law (including common law), treaty, statute, requirement, code, rule, regulation, order, ordinance, judgment or decree of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other grant of right or attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Non-Scheduled Licenses” means: (a) Contracts with customers and potential customers for the evaluation, sale, license, support or service of Company Products in the ordinary course of business consistent with past practice (other than Material Customer Agreements or Material Reseller Agreements), where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the customer’s use of the Company Products, (b) standard form Contracts granting the Company or a Company Subsidiary non-exclusive rights to use Technology made generally available on standard terms and conditions (including Technology offered on a SaaS, PaaS, or IaaS or similar basis and Software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware purchased by the Company or any Company Subsidiary), (c) Open Source Licenses, (d) confidentiality agreements not containing any express license under any Company Intellectual Property, (e) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the counterparty’s provision of products or services to the Company or its Subsidiaries, (f) Contracts between the Company and any Company Subsidiary or between Company Subsidiaries , and (g) intellectual property assignment and confidentiality agreements with employees, contractors and consultants substantially in the form of agreement made available to Parent or entered into in the ordinary course of business consistent with past practice.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software or database licensed thereunder, that other Software or database incorporated into, derived from or distributed with, such Software or database (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Offer Date” means the date on which Parent commences (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which Parent and the Parent Subsidiaries operate, (c) any changes in general political conditions, including any prolonged federal government furlough, shutdown or lack of funding, (d) any changes after the date hereof in GAAP or the interpretation thereof, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of the Company, departures of officers or employees, changes in relationships with suppliers or customers or other business relations in each case only to the extent resulting from the execution and delivery of this

Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighed average of the daily volume weighted average of the trading price of one (1) share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the five (5) consecutive trading days ending on and including the second trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Patent” means any domestic or foreign patent, utility model, design patent and other statutory invention registration, including reissues, divisions, divisionals, continuations, continuations-in-part, renewals, extensions, substitutions, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Patent Application” means any application or filing for a Patent, including, provisional patent applications and regular patent applications, and claims of priority for any patent or similar rights under any treaty or convention, anywhere in the world.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due, or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien for amounts not yet due and arising in the ordinary course of business consistent with past practice, (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof, (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) which is imposed on the underlying fee interest in real property subject to a real property lease and is not violated by the current use or occupancy of such real property or the operation of the business of the Company or any Company Subsidiary and (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, or any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Information Privacy and Security Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Personal Data.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws, and (c) proprietary information, confidential intellectual property or confidential information.

“Registered Intellectual Property” means any Intellectual Property Right that is subject to an application, filing or registration with any Governmental Entity (including the U.S. Patent and Trademark Office or the U.S. Copyright Office), including any Patent, registered Trademark, registered Copyright, or any application for the registration or issuance of any of the foregoing.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form.

“Source Code” means computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software, in each case, which may be printed out or displayed in human readable form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to one-hundred percent (100%) and zero percent (0%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)), provided that in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Company Board of Directors shall not be entitled to take into account the difference, in and of itself, of the form of consideration between Parent Common Stock and any cash offered in any such Acquisition Proposal, but may take into account the difference in value between Parent Common Stock and any cash offered in any such Acquisition Proposal).

“Takeover Statutes” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means all tangible or intangible embodiments of Intellectual Property Rights, including, to the extent subject to Intellectual Property Rights, (i) Software, (ii) data, documentation, databases, compilations, and other collections of data (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship (whether or not copyrightable), models, know-how, and inventions (whether or not patentable) in whatever form and on whatever medium, and (iv) hardware, computers, servers, phones, electronic tablets, components, interfaces, systems and any other electronic devices capable of storing, processing and/or transmitting electronic data.

“Trademark” means any trademark, service marks trade dress, logo, trade name, corporate name, Internet property (including any uniform resource locator, website address, corporate name and domain name), social media handle and other brand, product, or service identifier, and other indicia of source or origin, and including all common law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Warrants” means certain warrants to purchase shares of Parent Common Stock issued by Parent in March 2013 with a strike price of $90.40 per share of Parent Common Stock.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 7.7(c)
Acceptance Time	Section 1.1(f)
Adjusted RSU	Section 3.3(d)
Agreement	Annex C, Preamble
Arrangements	Section 7.13
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Annex C, Preamble
Company Acquisition Agreement	Section 6.3(a)
Company Benefit Plan	Section 4.10(a)

Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 7.13
Company Disclosure Letter	Article IV
Company Leases	Section 4.16
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Registered Intellectual Property	Section 4.14(a)
Company SEC Documents	Section 4.5(a)
Company Stockholders	Recitals
Continuing Employees	Section 7.7(b)
Converted Shares	Section 3.1(b)
Current ESPP Offering Periods	Section 3.3(e)
DGCL	Recitals
DOJ	Section 7.2(b)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(c)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.22
ICT Infrastructure	36
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(d)
IP Contracts	Section 4.14(h)
Material Contract	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Reseller	Section 4.19(c)
Material Reseller Agreement	Section 4.19(c)Section 4.19(a)
Material Supplier	Section 4.19(a)
Material Supplier Agreement	Section 4.19(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Minimum Condition	Section 1.1(a)(i)
OFAC	Section 4.9(e)
Offer	Recitals
Offer Documents	Section 1.1(g)(i)(A)
Offer to Purchase	Section 1.1(a)
Outside Date	Section 9.1(d)
Parent	Annex C, Preamble
Parent Capitalization Date	Section 5.2(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble

Party	Preamble
PTO	33
Purchaser	Annex C, Preamble
Purchaser Shares	Section 3.1(c)
Restricted Parties	Section 4.9(g)
Sarbanes-Oxley Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(g)(i)(A)
Standards Body Agreements	36
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Tender and Support Agreement	Recitals
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
willful breach	Section 9.2(a)

Annex B

Form of Tender and Support Agreement

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 3, 2019, is entered into by and among Tesla, Inc., a Delaware corporation (“Parent”), Cambria Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of the number of (i) shares of common stock (the “Company Common Stock”), (ii) Company Options and (iii) Company RSUs, in each case set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock, Company Options and Company RSUs set forth on Schedule A next to such Stockholder’s name, together with any shares of Company Common Stock that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by such Stockholder prior to the termination of this Agreement, including for the avoidance of doubt any shares of Company Common Stock acquired or otherwise beneficially owned by such Stockholder upon the exercise of Company Options or vesting and settlement of Company RSUs after the date hereof (collectively “After-Acquired Shares”), but excluding for the avoidance of doubt any shares of Company Common Stock upon a Permitted Transfer (as defined below) of such shares, being referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and Maxwell Technologies, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Purchaser to commence the Offer and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving entity of the merger (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to such Stockholder’s Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1.    Agreement to Tender. Subject to the terms of this Agreement, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2, each Stockholder agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares (other than (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest or pursuant to which the underlying shares otherwise are not issued to the Stockholder during the term of this Agreement) pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, as promptly as practicable, but in no event later than five

(5) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, each Stockholder shall validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares free and clear of all Encumbrances except for Permitted Encumbrances, including by delivering pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) a certificate representing all such Subject Shares that are certificated or, in the case of a book-entry share of any uncertificated Subject Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and (c) all other documents or instruments reasonably required to be delivered by other Company stockholders pursuant to the terms of the Offer (it being understood that this sentence shall not apply to (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest or pursuant to which the underlying shares otherwise are not issued to the Stockholder during the term of this Agreement). Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. In the event this Agreement has been validly terminated in accordance with Section 5.2, Purchaser shall, and Parent shall cause Purchaser to, promptly return to the Stockholder all Subject Shares such Stockholder tendered in the Offer. At all times commencing with the date hereof and continuing until the valid termination of this Agreement in accordance with its terms, each Stockholder shall not tender any of such Stockholder’s Subject Shares into any tender or exchange offer commenced by a Person other than Parent, Purchaser or any other Subsidiary of Parent.

1.2.    Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, for so long as this Agreement has not been validly terminated in accordance with its terms, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (B) result in any of the conditions set forth in Article VIII or Annex C of the Merger Agreement not being satisfied on or before the Outside Date; (ii) against any change in the members of the Company Board of Directors that is not recommended by the Company Board of Directors; and (iii) against any Acquisition Proposal. Subject to the proxy granted under Section 1.3 below, each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt, the foregoing commitments in Sections 1.1 and 1.2 apply to any Subject Shares held by any trust, limited partnership or other entity directly or indirectly holding Subject Shares over which the applicable Stockholder exercises direct or indirect voting control.

1.3.    Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to all such Stockholders’ Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all such Stockholders’ Subject Shares solely on the matters described in Section 1.1, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time in its sole discretion by written notice provided to such Stockholder. Parent may not exercise this irrevocable proxy on any matter except as provided in Section 1.2 and, in any case, only in the event that Stockholder fails to vote the Subject Shares in accordance with Section 1.2. Stockholder may vote the Subject Shares on all other matters.

1.4.    No Obligation to Exercise. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate any Stockholder to exercise any Company Option or any other right to acquire any shares of Company Common Stock or require Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit Stockholder from exercising any Company Option held by such Stockholder as of the date of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to Parent and Purchaser, as to such Stockholder with respect to his, her or its own account and with respect to its Subject Shares, on a several basis, that:

2.1.    Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations. If such Stockholder is married, and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

2.2.    Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or any of such Stockholder’s Subject Shares may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Stockholder (or if applicable, such Stockholder’s spouse) (other than one created by Parent or Purchaser) or (e) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which any of such Stockholder’s Subject Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.3.    Ownership of Subject Shares; Total Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of all of such Stockholder’s Subject Shares and has good and marketable title to all of such Stockholder’s Subject Shares free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law, (iii) the Company Governing Documents, and (iv) any applicable Company Equity Plan or agreements evidencing grants thereunder ((i) through (iv), collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock, Company Options, Company RSUs and any other securities of the Company beneficially owned by such Stockholder as of the date hereof.

2.4.    Voting Power. Except for the rights granted by such Stockholder to Parent as set forth in this Agreement, such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares (to the extent such Subject Shares have voting rights), and full power of disposition with respect to such Subject Shares to the extent they consist of vested shares of Company Common Stock, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Encumbrance with respect to the voting of such Subject Shares, except as expressly provided herein (including the Permitted Encumbrances).

2.5.    Reliance. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6.    Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to each Stockholder that:

3.1.    Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

3.2.    Authority for this Agreement. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder, from and after the date hereof, hereby covenants and agrees that until the termination of this Agreement:

4.1.    No Transfer; No Inconsistent Arrangements.

(a)    Such Stockholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.

(b)    Except as provided hereunder (which, for clarity, includes the tendering of such Stockholder’s Subject Shares into the Offer in accordance with the terms of this Agreement and the Merger Agreement), such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer other than the Offer and, including, for the avoidance of doubt, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any legal or beneficial interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares or (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer such Stockholder’s Subject Shares in connection with any Transfer not involving or relating to any Acquisition Proposal, to (i) if an entity, any wholly-owned Subsidiary or affiliate of such Stockholder or (ii) if a natural person, (A) immediate family members or a trust established for the benefit of such Stockholder and/or for the benefit of one or more members of such Stockholder’s immediate family, (B) charitable organizations or (C) upon the death of such Stockholder, (any such Transfer and any Transfer as Parent may agree pursuant to Section 4.1(d) below, a “Permitted Transfer”), provided, that a Transfer described in this sentence shall be a Permitted Transfer only if (x) all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct upon such Transfer and (y) the transferee of such Subject Shares, prior to the date of such Transfer, agrees in a signed writing satisfactory to Parent (acting reasonably) to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement as a “Stockholder” for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

(c)    Such Stockholder agrees that it shall not, and shall cause each of its controlled affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

(d)    Notwithstanding Section 4.1(b), such Stockholder may make Transfers of such Stockholder’s Subject Shares as Parent may agree in writing in its sole discretion.

4.2.    No Exercise of Appraisal Rights. Such Stockholder forever and irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.

4.3.    Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure). Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.4.    Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.5.    Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the closing of the Merger) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.6.    No Solicitation. Unless and until this Agreement shall have been validly terminated in accordance with Section 5.2 , each Stockholder shall not, and shall cause its controlled affiliates not to, and shall not authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitute or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information regarding the Company or its Subsidiaries in connection with an actual or potential Acquisition Proposal, (iii) encourage or recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer, (v) adopt, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating an Acquisition Proposal or (vi) agree to do any of the foregoing. Each Stockholder shall, and shall cause its controlled affiliates to, and shall direct its Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Person or groups (other than Parent, its Subsidiaries, and their respective Representatives acting on their behalf) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Section 4.6, Acquisition Proposal shall have the meaning ascribed to such term in the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) if to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 10.4 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2.    Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, or (c) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party from liability for fraud or any willful breach (as defined in the Merger Agreement) of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.

5.3.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4.    Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger are consummated.

5.5.    Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Purchaser, in the case of an assignment by a Stockholder and (b) the Stockholders, in the case of an assignment by Parent or Purchaser; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6.    Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7.    Jurisdiction; Waiver of Jury Trial.

(a)    Each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Stockholder hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each Stockholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Stockholder irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.7(a) in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent or Purchaser to serve process in any other manner permitted by applicable Law.

(b)    EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(b).

5.8.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

5.9.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.11.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

5.12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

5.13.    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The words “it” or “its” shall refer to a natural person or any entity stockholder, as applicable. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

5.14.    Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments reasonably requested by Parent acting in good faith and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, as reasonably requested by Parent acting in good faith, to perform its obligations under this Agreement.

5.15.    Capacity as Stockholder. Each Stockholder signs this Agreement in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

5.16.    Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.17.    No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.

[Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause.

TESLA, INC.

By:	/s/ Deepak Ahuja
Name: Deepak Ahuja Title: Chief Financial Officer

CAMBRIA ACQUISITION CORP.

By:	/s/ Brian Scelfo
Name: Brian Scelfo
Title: President

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER I2BF ENERGY LIMITED

By:	/s/ Ilya Golubovich
Name: Ilya Golubovich
Title: Director

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Richard Bergman
Name: Richard Bergman

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Steven Bilodeau
Name: Steven Bilodeau

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Jörg Buchheim
Name: Jörg Buchheim

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Franz Fink
Name: Franz Fink

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Burkhard Göschel
Name: Burkhard Göschel

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Ilya Golubovich
Name: Ilya Golubovich

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s /John Mutch
Name: John Mutch

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ David Lyle
Name: David Lyle

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Emily Lough
Name: Emily Lough

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	Number of Shares of Common Stock	Number of Shares of Common Stock Subject to Company Options	Number of Shares of Common Stock Subject to Company RSUs
I2BF Energy Limited	1,390,204	10,000	64,708
Richard Bergman	27,995	10,000	50,206
Steven Bilodeau	16,569	10,000	19,785
Jörg Buchheim	534,870	98,167	921,001
Franz Fink	1,047,713	10,000	19,785
Burkhard Göschel	204,150	10,000	59,972
Ilya Golubovich	61,500	10,000	19,785
John Mutch	15,370	33,546	376,479
David Lyle	166,500	4,750	121,644
Emily Lough	11,674	14,136	184,578

[Schedule A to Tender and Support Agreement]

Annex C

Conditions to the Offer

Notwithstanding any other provisions of the Agreement (as defined below) or the Offer, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger, dated as of February 3, 2019 (the “Agreement”) by and among Telsa, Inc., a Delaware corporation (“Parent”), Cambria Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Purchaser”), and Maxwell Technologies, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex C shall have the respective meanings ascribed thereto in the Agreement), and applicable Law, and in addition to (and not in limitation of) the obligations and rights of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(A) the Minimum Condition shall not have been satisfied;

(B) (i) any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall not have expired or been terminated or (ii) any other required approvals, consents or clearances under any Antitrust Laws shall not have been obtained or otherwise any applicable waiting period shall not have expired or been terminated;

(C) any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(D) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order;

(E) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NASDAQ, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 7.12); or

(F) any of the following exist or shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) (A) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.1(a), Section 4.1(c), Section 4.3, Section 4.22, Section 4.23 or Section 4.26 shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(c), Section 4.2(d) or Section 4.2(e) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 4.8(a) shall not be true and correct in all respects as of the date hereof or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer; or (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(2) the Company shall not have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer;

(3) a Company Material Adverse Effect shall have occurred since the date of the Agreement and be continuing;

(4) Parent and Purchaser shall have failed to receive from the Company a certificate, dated the date of the expiration of the Offer and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have been satisfied or validly waived; or

(5) the Agreement shall have been terminated in accordance with its terms.

Except as expressly set forth in the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.